NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2016 Financial Results
Q3 sales increased 18% to $199.5 million
Q3 EPS increased 25% to $0.10
Raises low end and reiterates high end of fiscal 2016 sales and EPS guidance

PHILADELPHIA, PA – (December 1, 2016) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and thirty-nine weeks ended October 29, 2016.

For the thirteen weeks ended October 29, 2016:

•	Net sales increased by 17.6% to $199.5 million from $169.7 million in the third quarter of fiscal 2015; comparable sales decreased by 0.2%.

•	Operating income increased by 23.4% to $8.6 million from $7.0 million in the third quarter of fiscal 2015.

•	The Company opened 26 new stores and ended the quarter with 517 stores in 31 states. This represents an increase in stores of 19.1% from the end of the third quarter of fiscal 2015.

•	Net income was $5.4 million compared to $4.3 million in the third quarter of fiscal 2015.

•	Diluted income per common share was $0.10 compared to $0.08 per share in the third quarter of fiscal 2015.

“We are pleased to have delivered earnings at the high-end of our guidance range in our fiscal third quarter,” stated Joel Anderson, CEO of Five Below.  “Our track record of outstanding new store performance continued and, despite being up against a strong third quarter last year, we delivered solid sales growth, expanded operating margins and increased EPS by 25% for the quarter.”

Mr. Anderson continued, “As we look to the all-important fourth quarter, we believe we are well-positioned to wow our customers with our compelling holiday assortment accompanied by exciting marketing plans, including our new and expanded TV campaign. We are pleased with the start to the holiday season and look forward to delivering our customers a steady stream of amazing products at exceptional values, reinforcing our position as a destination of choice for their holiday gift-giving and stocking stuffer needs.”

For the thirty-nine weeks ended October 29, 2016:

•	Net sales increased by 21.1% to $612.3 million from $505.6 million in the comparable period of fiscal 2015; comparable sales increased by 2.6%.

•	Operating income increased to $35.1 million from $25.6 million in the comparable period of fiscal 2015.

•	The Company opened 80 new stores compared to 68 net new stores opened in the comparable period in fiscal 2015.

•	Net income was $22.1 million compared to $15.7 million in the comparable period of fiscal 2015.

•	Diluted income per common share was $0.40 compared to $0.29 per share in the comparable period of fiscal 2015.

Fourth Quarter and Fiscal 2016 Outlook:
For the fourth quarter of fiscal 2016, net sales are expected to be in the range of $391 million to $397 million based on opening 5 net new stores and assuming a 2% to 3% increase in comparable sales. Net income is expected to be in the range of $49.2 million to $50.6 million, with a diluted income per common share range of $0.89 to $0.92 on approximately 55.3 million estimated diluted weighted average shares outstanding.

For fiscal 2016, net sales are expected to be in the range of $1,003 million to $1,009 million based on opening 85 net new stores for the full year and assuming a 2.3% to 2.7% increase in comparable sales. Net income is expected to be in the range of $71.3 million to $72.7 million, with a diluted income per common share of $1.29 to $1.32 on approximately 55.3 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the third quarter fiscal 2016 financial results is scheduled for today, December 1, 2016, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-661-5176 (international callers please dial 913-312-1273) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.
A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 877-870-5176 (international callers please dial 858-384-5517). The pin number to access the telephone replay is 3771037. The replay will be available until December 8, 2016.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, the availability of suitable new store locations and the dependence on the success of shopping centers in which our stores are located, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers including online retailers, risks related to cyber security, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below was founded in 2002 and is headquartered in Philadelphia, Pennsylvania, with over 500 stores in 31 states. For more information, please visit www.fivebelow.com or come into one of our stores!

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

ICR, Inc.
Farah Soi/Caitlin Morahan
203-682-8200
Farah.Soi@icrinc.com/Caitlin.Morahan@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	$53,537	$53,081	$18,083
Short-term investment securities	9,912	46,335	—
Inventories	228,175	148,370	213,635
Prepaid income taxes	5,789	1,341	10,328
Prepaid expenses and other current assets	33,200	15,618	24,698
Total current assets	330,613	264,745	266,744
Property and equipment, net	135,939	119,784	119,974
Deferred income taxes	9,045	8,507	10,349
Other assets	1,312	258	318
	$476,909	$393,294	$397,385

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	104,684	58,225	110,135
Income taxes payable	126	11,942	239
Accrued salaries and wages	8,677	7,661	6,170
Other accrued expenses	32,051	24,368	34,504
Total current liabilities	145,538	102,196	151,048
Deferred rent and other	53,220	46,617	46,850
Total liabilities	198,758	148,813	197,898
Shareholders’ equity:
Common stock	549	546	545
Additional paid-in capital	318,137	306,522	303,533
Accumulated deficit	(40,535)	(62,587)	(104,591)
Total shareholders’ equity	278,151	244,481	199,487
	$476,909	$393,294	$397,385

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$199,475	$169,685	$612,320	$505,603
Cost of goods sold	135,472	116,920	414,700	345,851
Gross profit	64,003	52,765	197,620	159,752
Selling, general and administrative expenses	55,372	45,768	162,523	134,177
Operating income	8,631	6,997	35,097	25,575
Interest income (expense), net	64	23	211	12
Other expense	—	—	—	325
Income before income taxes	8,695	7,020	35,308	25,262
Income tax expense	3,248	2,683	13,256	9,586
Net income	$5,447	$4,337	$22,052	$15,676
Basic income per common share	$0.10	$0.08	$0.40	$0.29
Diluted income per common share	$0.10	$0.08	$0.40	$0.29
Weighted average shares outstanding:
Basic shares	54,871,172	54,529,403	54,809,768	54,525,797
Diluted shares	55,170,686	54,833,252	55,100,534	54,811,978

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015
Operating activities:
Net income	$22,052	$15,676
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	19,449	16,126
Share-based compensation expense	9,014	8,400
Deferred income tax benefit	(538)	(2,468)
Other non-cash expenses	53	47
Changes in operating assets and liabilities:
Inventories	(79,805)	(97,983)
Prepaid income taxes	(4,448)	(8,389)
Prepaid expenses and other assets	(18,656)	(6,572)
Accounts payable	47,240	64,971
Income taxes payable	(11,816)	(14,203)
Accrued salaries and wages	1,016	895
Deferred rent	7,623	6,916
Other accrued expenses	5,946	15,078
Net cash used in operating activities	(2,870)	(1,506)
Investing activities:
Purchases of investment securities	(35,856)	—
Sales, maturities, and redemptions of investment securities	72,279	—
Capital expenditures	(35,714)	(44,749)
Net cash provided by (used in) investing activities	709	(44,749)
Financing activities:
Net proceeds from issuance of common stock	93	81
Proceeds from exercise of options to purchase common stock	2,736	811
Common shares withheld for taxes	(1,819)	(322)
Excess tax benefit related to exercises of stock options and vesting of restricted stock units	1,607	582
Net cash provided by financing activities	2,617	1,152
Net increase (decrease) in cash and cash equivalents	456	(45,103)
Cash and cash equivalents at beginning of period	53,081	63,186
Cash and cash equivalents at end of period	$53,537	$18,083